UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 30, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio		43615

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     As previously reported, Dana Credit Corporation (DCC), a wholly owned subsidiary of Dana, has outstanding notes in the aggregate principal amount of approximately $399 million (the DCC Notes). An Ad Hoc Committee of Noteholders (the Ad Hoc Committee), representing the holders of a majority of the outstanding principal amount of the DCC Notes, has asserted that the DCC Notes became immediately due and payable as a result of the commencement of Dana’s bankruptcy. DCC and the Ad Hoc Committee have been negotiating the terms of a forbearance agreement under which, among other things, DCC will continue to market its lease and other portfolio assets and use the sale proceeds to make payments to forbearing holders of the DCC Notes.
     The terms of the forbearance agreement which are currently being discussed are set forth in the Dana Credit Corporation Restructuring Proposal that is furnished as Exhibit 99.1 to this report. Dana does not undertake to furnish any updates to these terms, or to any drafts of the proposed forbearance agreement, until such time, if any, as a definitive agreement with respect to this matter has been executed.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is furnished with this report.

Number	Description

99.1	Dana Credit Corporation Restructuring Proposal

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation

(Registrant)

Date: October 30, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

Exhibit Index

Number	Description

99.1	Dana Credit Corporation Restructuring Proposal